                                        SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C.  20549

                                                     FORM 8-K

                                                  CURRENT REPORT
                                        Pursuant to Section 13 or 15(d) of
                                        the Securities Exchange Act of 1934

                                 Date of Report (Date of earliest event reported):
                                                  April 16, 2004

                                               FIRST M&F CORPORATION
                                  ----------------------------------------------
                              (Exact name of registrant as specified in its charter)

          MISSISSIPPI                                No. 0-9424                         No. 64-0636653
--------------------------------------               ----------------                   --------------------
(State or other jurisdiction of                      (Commission                        (IRS employer
       incorporation)                                File Number)                       Identification No.)

         134 West Washington Street
         Kosciusko, Mississippi                                                39090
-----------------------------------------------------------            --------------------
(Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code:    (662) 289-5121

                                                   Not applicable
                                                   --------------
                            (Registrant's former address of principal executive offices)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit 99.1 - Press Released dated April 16, 2004.

Item 12. Results of Operations and Financial Condition.

On April 16, 2004, First M&F Corp. announced by press release its first quarter 2004 earnings. A copy of this press release is attached hereto as Exhibit 99.1.

1

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   April 19, 2004

                                                     FIRST M&F CORPORATION

                                                     By:    /s/ Robert C. Thompson, III
                                                           -------------------------------------------
                                                     Name:    Robert C. Thompson, III
                                                     Title:   Executive Vice President and
                                                              Chief Financial Officer

2

                        Exhibit 99.1 to First M&F Form 8-K

===================================================================================================================
First M&F Corp. Investor Information
===================================================================================================================
CONTACT:  Hugh S. Potts, Jr.
          Chief Executive Officer
          (662) 289-8501

April 16, 2004

FOR IMMEDIATE RELEASE

First M&F Corp. reports first quarter 2004 earnings

KOSCIUSKO, Miss.- First M&F Corp.'s net income for the quarter ended March 31, 2004 was $2,600,914, or $.57 basic and diluted earnings per share, compared to $2,653,589, or $.57 basic and diluted earnings per share for the first quarter of 2003.

Net interest income was up by 7.53% compared to the first quarter of 2003, with the net interest margin increasing to 4.24% in 2004 as compared to 4.12% in the first quarter of 2003. The net interest margin for the fourth quarter of 2004 was 4.44% as compared to 4.47% for the third quarter and 4.26% for the second quarter. A prime rate reduction of .25% in June of 2003 precipitated a decrease in loan yields to 6.31% in the first quarter of 2004 from 6.87% in the first quarter of 2003. However, declining short-term interest rates continued to reduce the cost of funds as deposit costs fell from 2.10% in the first quarter of 2003 to 1.53% in the first quarter of
2004. Loans as a percentage of assets were 71.30% at March 31, 2004 as compared to 65.92% at March 31, 2003 and
72.46% at the end of 2003. Loan growth was flat in the first quarter of 2004. However, the Company experienced solid first quarter loan growth in the Desoto, Lee and Lafayette county markets.

Non-interest revenues, excluding securities transactions, for 2004 were up by 16.43% compared to 2003, with deposit-related income up by 3.47%, mortgage income up by 16.28%, insurance agency commissions up by 2.75% and fiduciary and brokerage income more than doubling. Profit sharing revenues in the insurance agencies, included in other income, were up by $170 thousand in the first quarter of 2004 as compared to 2003 due to very favorable claims experience in 2003. Mortgage income is expected to slow if interest rates begin moving up. Fiduciary and brokerage revenues should do well and benefit many customers this year as expertise has been added in these areas. Corporate treasury management services began being offered in late 2003, and should show steady growth in
2004.

Non-interest expenses, excluding intangible asset amortization and the effect of noncontrolling interests, were up by 10.03% in the first quarter of 2004 as compared to 2003. Salaries and benefits were up by 14.49%, reflecting the Company's expansion activities and increased lending staff. Most of the increases occurred in revenue-producing areas such as commercial lending staff, the Olive Branch loan production office, the Memphis asset-based lending operation, corporate treasury services and trust services.

Annualized net loan charge-offs as a percent of average loans for the first quarter of 2004 were 1.23% as compared to .46% for the same period in 2003. Non-accrual and 90-day past due loans as a percent of total loans were 1.11% at the end of the first quarter of 2004 as compared to .77% at the end of 2003 and .78% at the end of the first quarter of 2003. A loan factoring company that is 51% owned by the Company experienced a significant credit deterioration in one account with a size of approximately $3.5 million. The factoring company charged off
$2.0 million of the relationship and placed the remaining $1.5 million of loan balances on nonaccrual status. The factoring company expects to collect the $1.5 million in remaining balances. However, it is too early to determine whether any, or how much of, the $2.0 million charge-off will be recovered. The effect in the Company's consolidated financial statements was to recognize an additional loan loss accrual of $1.5 million. This accrual was offset by a $1.0 million reduction in noncontrolling interest related to the other owner. The net after-tax effect of the transaction on the Company was a $314 thousand, or $.07 per share reduction in earnings. Excluding the factoring company loss, annualized net charge-offs would have been .20% in the first quarter of 2004.
Non-accrual and 90-day past due loans as a percentage of loans would have been .91%.

Total assets at March 31, 2004 were $1.096 billion as compared to $1.078 billion at the end of 2003 and $1.062 billion at March 31, 2003. Total loans were $781.740 million compared to $781.321 million at the end of 2003 and
$700.200 at March 31, 2003. Deposits were $851.989 million compared to $820.226 million at the end of 2003 and
$859.705 at March 31, 2003. Total capital was $111.708 million, or $ 24.48 in book value per share at March 31,
2004.

The Company opened a new branch in Flowood, a city in Rankin County, in February of 2004. The Company has plans for further expansion in DeSoto County in 2004, and will significantly upgrade its electronic banking systems in the summer of 2004.

"We are committed to earnings improvement in 2004," said Hugh S. Potts, Jr., Chairman and Chief Executive
Officer. Potts added, "Although a loan loss in a majority-owned joint venture reduced our first quarter earnings by $.07 per share, we are committed to improved revenues, credit quality and productivity. Our expansion into
Olive Branch has been a success story. We expect the same from our expansion this year in Rankin County. After going through a start-up year, our asset-based lending office in Memphis is now generating profits. Revenues in our trust business have doubled over this time last year, and we have new people in place to achieve high returns in this area going forward. The mortgage business has done well in the low interest rate environment. However, rates will eventually turn upward, reducing revenues from this cyclical business. Loan growth should be strong this year, and we are targeting more deposit growth this year by focusing on obtaining and retaining the total commercial relationship as well as giving attention to the large consumer base that exists in many of our markets. We believe in hitting our profit targets for this year. That will require us to clearly define customer needs and meet those needs through seamless integration of our businesses and product lines. Meaningful referrals will be made and followed up quickly with expertise and professionalism. We will work hard to build new, profitable relationships in every market. Most importantly, we will exercise good stewardship and live by our mission to exceed expectations everyday."

First M&F Corp. (NASDAQ:FMFC), the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 23 communities in Mississippi and
Tennessee.

Caution Concerning Forward-Looking Statements

This document includes certain "forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition
(In thousands, except share data)

                                                                   March 31         December 31          March 31
                                                                     2004               2003               2003
                                                                   Unaudited           Audited           Unaudited
                                                               ----------------------------------------------------
Cash and due from banks                                              28,328             39,849             27,223
Interest bearing bank balances                                        5,614              2,554             13,938
Federal funds sold                                                   18,300                950             33,350
Securities available for sale (cost of
  $189,788, $181,375, and $220,235)                                 195,925            187,577            229,076

Loans                                                               781,740            781,321            700,200

Allowance for loan losses                                            10,958             10,891             10,393
                                                               ----------------------------------------------------
     Net loans                                                      770,782            770,430            689,807

Bank premises and equipment                                          24,718             24,214             21,405
Accrued interest receivable                                           7,191              7,330              7,176
Other real estate                                                     1,157                802              1,490
Intangible assets                                                    16,805             16,837             16,918
Other assets                                                         27,557             27,755             21,798
                                                               ----------------------------------------------------
                                                                  1,096,377          1,078,298          1,062,181

Non-interest bearing deposits                                       115,895            123,191            103,999
Interest bearing deposits                                           736,094            697,035            755,706
                                                               ----------------------------------------------------
     Total deposits                                                 851,989            820,226            859,705

Federal funds and repurchase agreements                              17,099             15,205             16,940
Other borrowings                                                    106,217            122,033             65,583
Accrued interest payable                                              1,375              1,379              1,816
Other liabilities                                                     7,837              7,732              7,040
                                                               ----------------------------------------------------
     Total liabilities                                              984,517            966,575            951,084

Noncontrolling joint venture interest                                   152              1,045                752

Common stock, 4,562,859, 4,565,038 and
      4,641,137 shares issued & outstanding                          22,814             22,825             23,206
Additional paid-in capital                                           31,246             31,624             34,038
Retained earnings                                                    55,333             53,873             49,080
Accumulated other comprehensive income                                2,315              2,356              4,021
                                                               ----------------------------------------------------
     Total equity                                                   111,708            110,678            110,345
                                                               ----------------------------------------------------
                                                                  1,096,377          1,078,298          1,062,181

First M&F Corporation and Subsidiary
Condendsed Consolidated Statements of Income
(In thousands, except share data)

                                                                     Three Months Ended March 31
                                                                       2004             2003
                                                                 ---------------------------------

Interest and fees on loans                                           12,226             11,709
Taxable investments                                                   1,392              1,933
Tax exempt investments                                                  561                596
Federal funds sold                                                       69                106
Interest bearing bank balances                                           29                 42
                                                                 ---------------------------------
     Total interest income                                           14,277             14,386

Interest on deposits                                                  2,818              3,927
Interest on short-term borrowings                                       147                167
Interest on other borrowings                                          1,071                768
                                                                 ---------------------------------
     Total interest expense                                           4,036              4,862
                                                                 ---------------------------------
     Net interest income                                             10,241              9,524
Provision for possible loan losses                                    2,460                920
                                                                 ---------------------------------
     Net interest income after loan loss                              7,781              8,604

Service charges on deposits                                           1,821              1,760
Mortgage banking income                                                 200                172
Agency commission income                                                860                837
Fiduciary and brokerage income                                          110                 45
Other income                                                            941                563
Gains (losses) on AFS investments                                        70                (1)
                                                                 ---------------------------------
     Total noninterest income                                         4,002              3,376

Salaries and employee benefits                                        4,946              4,320
Net occupancy expense                                                   572                518
Equipment and data processing expenses                                  991                970
Intangible asset amortization                                            32                 34
Noncontrolling joint venture interest expense                         (893)                 96
Other expenses                                                        2,432              2,318
                                                                 ---------------------------------
     Total noninterest expense                                        8,080              8,256
                                                                 ---------------------------------
Net income before taxes                                               3,703              3,724
     Income taxes                                                     1,102              1,070
                                                                 ---------------------------------
Net income                                                            2,601              2,654

Weighted average shares (basic)                                   4,565,225          4,626,110
Weighted average shares (diluted)                                 4,584,746          4,638,842
Basic earnings per share                                              $0.57              $0.57
Diluted earnings per share                                            $0.57              $0.57
                                                                 =================================

Return on assets (annualized)                                         0.94%              1.00%
Return on equity (annualized)                                         9.29%              9.63%
Efficiency ratio                                                     55.34%             62.17%
Net interest margin (annualized, tax-equivalent)                      4.24%              4.12%
Net charge-offs to average loans (annualized)                         1.23%              0.46%
Nonaccrual and 90 day accruing loans to total loans                   1.11%              0.78%

First M&F Corporation
Financial Highlights
                                                          QTD Ended         QTD Ended           QTD Ended          QTD Ended
                                                           March 31         December 31        September 30         June 30
                                                             2004              2003                 2003               2003
                                                       ----------------------------------------------------------------------
Per Common Share (diluted):
Net income                                                    0.57               0.61               0.60               0.57
Cash dividends paid                                           0.25               0.25               0.25               0.25
Book value                                                   24.48              24.24              24.06              24.02
Closing stock price                                          33.51              37.90              35.65              32.71

Selected Average Balances: (in thousands)
Assets                                                   1,104,631          1,074,285          1,061,855          1,054,605
Loans                                                      778,715            783,509            760,505            706,319
Earning assets                                           1,009,058            981,399            973,817            967,460
Deposits                                                   848,912            815,859            822,661            855,070
Equity                                                     111,950            110,707            111,010            111,661

Selected Ratios:
Return on average assets (annualized)                        0.94%              1.05%              1.05%              1.00%
Return on average equity (annualized)                        9.29%             10.15%             10.06%              9.45%
Average equity to average assets                            10.13%             10.31%             10.45%             10.59%
Net interest margin (annualized, tax-equivalent)             4.24%              4.44%              4.47%              4.26%
Efficiency ratio                                            55.34%             62.52%             63.41%             63.02%
Net charge-offs to average loans (annualized)                1.23%              0.55%              0.20%              0.53%
Nonaccrual and 90 day accruing loans to total loans          1.11%              0.77%              0.81%              0.61%
Price to book (x)                                             1.37               1.56               1.48               1.36
Price to earnings (x)                                        14.70              15.53              14.85              14.35

                                                            Historical Earnings Trends

                                                             Net Income            EPS
                                                            (in thousands)     (diluted)
                                                         -------------------------------
                                                 1Q 2004         2,601            0.57
                                                 4Q 2003         2,809            0.61
                                                 3Q 2003         2,791            0.60
                                                 2Q 2003         2,638            0.57
                                                 1Q 2003         2,654            0.57
                                                 4Q 2002         2,730            0.59
                                                 3Q 2002         2,867            0.62
                                                 2Q 2002         2,329            0.51
                                                 1Q 2002         2,309            0.50

First M&F Corporation
Average Balance Sheets/Yields and Costs (tax-equivalent)
(In thousands with yields and costs annualized)
                                                                         YTD March, 2004                  YTD March, 2003
                                                                 ---------------------------------------------------------------
                                                                    Average                         Average
                                                                    Balance     Yield/Cost          Balance           Yield/Cost
                                                                 ---------------------------------------------------------------
Interest bearing bank balances                                       10,290        1.13%             13,680              1.23%
Federal funds sold                                                   31,348        0.88%             38,257              1.11%
Taxable investments (amortized cost)                                128,433        4.34%            172,054              4.49%
Tax-exempt investments (amortized cost)                              53,973        6.64%             53,778              7.07%
Loans held for investment                                           776,637        6.31%            683,674              6.87%
                                                                 ---------------------------------------------------------------
   Total earning assets                                           1,000,681        5.85%            961,443              6.14%
Non-earning assets                                                  103,950                          95,371
                                                                 -----------                     -----------
   Total average assets                                           1,104,631                       1,056,814

NOW, MMDA & Savings                                                 383,673        0.81%            402,132              1.43%
Certificates of Deposit                                             351,722        2.33%            347,653              2.87%
Short-term borrowings                                                18,005        3.26%             20,953              3.19%
Other borrowings                                                    116,096        3.69%             68,341              4.49%
                                                                 ---------------------------------------------------------------
   Total interest bearing liabilities                               869,496        1.86%            839,079              2.32%
Non-interest bearing deposits                                       113,517                          98,598
Non-interest bearing liabilities                                      9,668                           8,889
Capital                                                             111,950                         110,248
                                                                 ---------------------------------------------------------------
   Total average liabilities and equity                           1,104,631                       1,056,814
                                                                               ------------                          -----------
Net interest spread                                                                3.99%                                 3.83%
Effect of non-interest bearing deposits                                            0.21%                                 0.24%
Effect of leverage                                                                 0.03%                                 0.05%
                                                                               ------------                          -----------
   Net interest margin, tax-equivalent                                             4.24%                                 4.12%
Less tax equivalent adjustment:
   Investments                                                                     0.14%                                 0.15%
   Loans                                                                           0.01%                                 0.01%
                                                                               ------------                          -----------
Reported book net interest margin                                                  4.09%                                 3.96%